Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, we hereby consent to the references to our firm in the Registration Statement on Form S-4 of Gulfport Energy Corporation (the “Company”) and any amendments thereto (the “Registration Statement”) and to the incorporation by reference in the Registration Statement of our report dated January 16, 2015 with respect to the estimates of reserves, future production and income attributable to certain leasehold interests of the Company as of December 31, 2014. We further consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

January 17, 2018